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                                                                  EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of our reports dated March 20, 1997 for both the Convest Energy Corporation and the Edisto Resources Corporation annual reports on Form 10-K for the year ended December 31, 1996, included in the Forcenergy Inc Registration Statement File No. 333-31675 on Form S-4 Amendment No. 2 as filed with the Securities and Exchange Commission on September 16, 1997. It should be noted that we have not audited any financial statements of the companies subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.


                                                          ARTHUR ANDERSEN LLP




Houston, Texas
November 4, 1997